Exhibit 99.2

[LETTERHEAD OF THE PROVIDENCE SERVICE CORPORATION]

December 22, 2008

To Our Stockholders:

On December 9, 2008, the Board of Directors of The Providence Service Corporation adopted a stockholder rights plan under which all of our stockholders will receive rights entitling them to purchase, under the circumstances described below, shares of the Company’s Series A Junior Participating Preferred Stock. The accompanying Summary of Terms describes the terms of the Rights as set forth in the rights plan

In this period of unprecedented market volatility where short term valuations are not reflective of historical performance or long term prospects, our Board of Directors has implemented the rights plan to protect the value of your interest in the Company and ensure that the interests of all stockholders are served in a fair and equitable manner.

In connection with adopting the rights plan, our Board of Directors has declared a dividend distribution of one preferred share purchase right on each outstanding share of our common stock. Each right will entitle stockholders to buy one one-hundredth of a share of newly-authorized Series A Junior Participating Preferred Stock of the Company at an exercise price of $15.00 per right. The dividend distribution will be payable to stockholders of record as of the close of business on Monday, December 22, 2008. The dividend distribution will not be taxable to stockholders.

Initially, the rights are not exercisable and will be attached to, and will trade with, the Company’s common stock and no separate rights certificates will be issued. The issuance of the rights will have no impact on the way in which you can presently trade the Company’s shares. Separate certificates evidencing the rights will be mailed to holders of record of the common stock as of the close of business on the earlier to occur of (i) the 10th day following the public announcement that a person or group of affiliated or associated persons other than certain exempted and grandfathered persons has acquired beneficial ownership of 20% or more of the Company’s outstanding common stock other than pursuant to a “qualified offer,” or (ii) the 10th business day following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of the Company’s outstanding common stock other than pursuant to a “qualified offer (the earlier of such dates being referred to as the “distribution date”). The rights are not exercisable until a “distribution date” has occurred and, thereafter, only when the rights are no longer redeemable.

If a person or group (other than certain exempted persons) becomes the beneficial owner of 20 percent or more of the Company’s outstanding common stock, other than pursuant to a “qualified offer” or under certain other limited circumstances, each right will entitle its holder to purchase, at the right’s exercise price, a number of shares of common stock having a market value of twice the right’s exercise price. Rights held by the 20 percent holder will become void and will not be so exercisable. If the Company is acquired in a merger or other business combination transaction after a person or group becomes the beneficial owner of 20 percent or more of the Company’s common stock, each right will entitle its holder to purchase, at the right’s then-current exercise price, a number of the acquiring company’s common shares having a market value at that time of twice the right’s exercise price.

Our Board of Directors has established a mechanism under which an independent Board committee will review the plan annually and, if it deems it appropriate, recommend that the Company’s full Board of Directors modify or terminate the plan. While the rights plan is effective immediately, the Company intends to seek ratification of the rights plan from stockholders within the next 12 months.

In implementing this rights plan, we have exercised our continuing confidence in the Company’s future and our determination that you, our stockholders, be given every opportunity to participate fully in that future.

On behalf of the Board of Directors,

/s/ Fletcher J. McCusker
Fletcher J. McCusker Chief Executive Officer

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